Exhibit 10.1

SETTLEMENT TERM SHEET

This term sheet (the “Term Sheet”) describes the principal terms of a proposed settlement, subject to the execution of definitive documentation, among (i) Patriot Coal Corporation, its affiliates that are debtors and debtors-in-possession, and its non-debtor wholly-owned subsidiaries (collectively, “Patriot” or the “Debtors”) in the jointly administered chapter 11 cases captioned In re Patriot Coal Corporation, et al., Case No. 12‑51502‑659 (Bankr. E.D. Mo.) (the “Chapter 11 Cases”) pending in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”), (ii) Peabody Energy Corporation and its subsidiaries and affiliates (collectively, “Peabody”), (iii) the United Mine Workers of America (the “UMWA”), on behalf of itself, (iv) the Debtors’ UMWA-represented employees (the “UMWA Employees”), by and through the UMWA as their authorized representative, and (v) the Debtors’ UMWA-represented retirees and their eligible dependents (the “UMWA Retirees”), by and through the UMWA as their authorized representative to the full extent permitted under section 1114 of the Bankruptcy Code. Together, Patriot, the UMWA, the UMWA Employees, the UMWA Retirees and Peabody are referred to in this Term Sheet as the “Parties”. This Term Sheet is intended as the basis for a settlement between the Parties and is protected by Rule 408 of the Federal Rules of Evidence. This Term Sheet reflects the entire understanding of the Parties with respect to the content hereof and supersedes any and all oral, written, implied, or expressed understandings or agreements between the Parties regarding the content of this Term Sheet.

Subject to the conditions set forth herein and the execution of definitive documentation consistent with this Term Sheet, each Party hereto hereby agrees to take all actions reasonably necessary to negotiate, document and consummate the transactions contemplated by this Term Sheet. If, by March 31, 2014, (a) the Parties are unable to agree to definitive documentation with respect to the proposed settlement set forth herein or (b) a plan of reorganization that is consistent with this Term Sheet is not effective, this Term Sheet shall expire and be null and void, and each Party shall be relieved of any and all obligations to take any further action in connection with this Term Sheet or the proposed settlement set forth herein. Notwithstanding the foregoing, the obligations set forth herein that are effective upon execution of this Term Sheet shall be binding and effective immediately upon such execution.

The Parties agree that the transactions, compromises and settlement contemplated by this Term Sheet, including the releases set forth herein, (i) are essential to the implementation of Patriot’s plan of reorganization and the transactions contemplated therein, (ii) are integral to such plan and will be, upon entry of the Approval Order, incorporated therein, and (iii) will confer a material benefit on, and are in the best interests of, the Parties.

Cash Payments
Peabody shall pay an aggregate amount of $90.0 million to the voluntary employee beneficiary association (“VEBA”) and to Patriot (to be contributed to the VEBA), on the later of (i) January 2, 2014 or the next business day thereafter if not a business day or (ii) the first business day that is seven business days after the Effective Date. In the case of the payments referred to in the immediately prior sentence, (i) the allocation of the $90 million between Patriot and the VEBA will be finalized in definitive documents and (ii) Patriot shall, within one business day of actual receipt of such funds from Peabody, pay over to the VEBA such amounts received from Peabody.

Peabody shall also pay to the VEBA the following amounts: $75 million on January 2, 2015, $75 million on January 2, 2016, and $70 million on January 2, 2017; or, with respect to each such date, on the next business day thereafter if not a business day. Total payments to Patriot and the VEBA pursuant to this term sheet will total $310 million on the schedule described above.

Letters of Credit
On the effective date of the Debtors’ plan of reorganization, Peabody shall (a) post a $41.525 million letter of credit to secure the benefits of the retirees covered by the Coal Act Liabilities Assumption Agreement (defined below); (b) replace, either by letter of credit or surety $15 million dollar cash collateral posted by Patriot for Federal black lung benefits, guaranteed by Patriot and its subsidiaries on an unsecured basis; and (c) post $84 million in letters of credit to replace letters of credit currently posted by Patriot in a like aggregate value, which Patriot letters of credit are to be selected by Peabody in its sole discretion and guaranteed by Patriot.  The term of the credit support shall be five years post-emergence and will be reduced over time as letters of credit roll off or are reduced and not replaced, with take-out provisions in event of a refinancing and a 100 bps ticking fee on any then-remaining letters of credit referred to in clause (c) of this paragraph for the 4th and 5th years post- emergence, paid monthly in arrears.

Continuation of Benefit Payments
Peabody will pay at current levels all benefits claims of the individuals identified on Attachment A of the NBCWA Liabilities Assumption Agreement and their eligible dependents (the “Attachment A Retirees”) that are incurred by such Attachment A Retirees through December 31, 2013. Thereafter, Peabody will have no obligation to pay for retiree healthcare benefits for the Attachment A Retirees and such retirees will be included in the VEBA.

DTA Rate Reduction
The DTA Throughput and Storage Agreement, dated October 22, 2007, by and among Peabody Terminals LLC, James River Coal Terminal, LLC and Patriot Coal Sales LLC shall be extended through and including March 31, 2016, and the DTA rate shall be reduced from $5.50 per ton to $1.75 per ton from October 1, 2013 through and including March 31, 2016.

Spinoff and Other Agreements
As of the Effective Date, Patriot agrees to assume (i) the agreements (the “Spinoff Agreements”) executed in connection with Peabody’s spinoff of Patriot in 2007 (the “Spinoff”), including Patriot’s indemnification obligations contained therein and (ii) all other agreements entered into by Patriot and Peabody prior to the bankruptcy filing and not previously assumed, rejected, terminated or expired, including the Settlement and Release Agreement dated September 2, 2008; provided, however, that Patriot shall not be required to indemnify Peabody under the assumed agreements for any liability to the extent specifically arising out of or relating to (a) promissory notes referenced in Schedule 1.1(d) of the Separation Agreement, Plan of Reorganization and Distribution, dated October 22, 2007, by and between Peabody Energy Corporation and Patriot (the “Separation Agreement”), payable to Donald and Betty Bowles or Bentley Badgett II and Linda Badgett, (b) the Rocklick Preparation Plant Lease with Bank of America, N.A., or (c) Patriot’s termination of the banked vacation benefit plan ((a) through (c) collectively, the “Indemnification Carve-Out Claims”), and Peabody shall not request any indemnification for any such Indemnification Carve-Out Claims. For the avoidance of doubt, any claims of Peabody for indemnity relating to any claims by or on behalf of the UMWA 1974 Pension Trust are not included in the Indemnification Carve-Out Claims.

Any obligations of Peabody under the NBCWA Liabilities Assumption Agreement and the Acknowledgment and Assent Agreement will be deemed satisfied in full and such agreements terminated on the Effective Date. Patriot will indemnify Peabody for any claims that may be asserted against it by UMWA Retirees relating to the NBCWA Liabilities Assumption Agreement or the Acknowledgment and Assent Agreement, other than claims for the payment of benefits claims incurred through December 31, 2013.
The assignment provision in the Second Amended and Restated Transloading Agreement with Elkland Holdings, LLC shall be modified so as to (i) eliminate the requirement of Patriot’s consent for the first actual or constructive assignment (whether by change of control or otherwise) that may occur after the Effective Date if such assignment is made to a prudent operator and (ii) amend the requirement of Patriot’s consent for any actual or constructive assignment (whether by change of control or otherwise) thereafter to require that such consent not be unreasonably withheld.
Certain of the Spinoff Agreements will need to be amended to reflect changes to such agreements required by this settlement, and any such amended agreements will be attached as exhibits to any settlement agreement.

Cure Claims	The Parties agree that the cure amounts in connection with the foregoing assumption are zero, and that Peabody shall not assert any claims for cure costs in connection with such assumption.
Coal Act and Salaried Benefits
Peabody shall continue to honor its obligations under (i) the Section 9711 Coal Act Liabilities Assumption Agreement, dated October 22, 2007, by and between Peabody Holding Company, LLC, Patriot Coal Corporation and Peabody Energy Corporation (the “Coal Act Liabilities Assumption Agreement”) and (ii) the Salaried Employee Liabilities Assumption Agreement, dated October 22, 2007, by and between Peabody Holding Company, LLC, Patriot Coal Corporation, Peabody Coal Company, LLC and Peabody Energy Corporation (the “Salaried Assumption Agreement”).

Releases by the Debtors
In consideration of Peabody’s agreement to, among other things, make the contributions and provide the credit support reflected herein that (i) will collectively enable the Debtors to satisfy their obligations to the UMWA Employees and UMWA Retirees, strengthen the Debtors’ liquidity and permit the Debtors to obtain exit and other financing, and (ii) are integral to effectuation of the Debtors’ plan of reorganization on and as of the Effective Date, other than as set forth in this Term Sheet, the Debtors and their estates shall release Peabody and their current and former professionals, employees, advisors, officers and directors (the “Peabody Released Parties”) from any and all Causes of Action,[1] including, but not limited to, any Causes of Action that Patriot, Heritage or their estates may have against Peabody with respect to the obligations of PHC and Peabody under the NBCWA Liabilities Assumption Agreement, including those asserted in the adversary proceeding captioned Patriot Coal Corporation v. Peabody Holding Company,

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1 “Causes of Action” means, without limitation, any and all actions, proceedings, causes of action, controversies, liabilities, obligations, rights, rights of set-off, recoupment rights, suits, damages, judgments, accounts, defenses, offsets, powers, privileges, licenses, franchises, claims (as defined in section 101(5) of title 11 of the United States Code (the “Bankruptcy Code”) and including alter-ego claims and claims under chapter 5 of the Bankruptcy Code as well as any claims or rights created pursuant to sections 301 and 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases), counterclaims, cross-claims, affirmative defenses and demands of any kind or character whatsoever, whether known or unknown, asserted or unasserted, reduced to judgment or otherwise, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in contract or in tort, in law, in equity or otherwise in any court, tribunal, forum or proceeding, under any local, state, federal, foreign, statutory, regulatory or other law or rule, based in whole or in part upon any act or omission or other event occurring prior to July 9, 2012 or during the course of the Chapter 11 Cases, including through the Effective Date.

LLC, Adv. Pro. No. 13-04067-659 (Bankr. E.D. Mo. 2013), and such releases shall be binding on any trustees or successors to the Debtors. As a result, no Causes of Action against Peabody will be included in the litigation trust contemplated by the MOU and the MOU will be modified accordingly. The Debtors and Peabody will cooperate to take actions reasonably necessary to give effect to the release and injunction provisions contemplated by this settlement.

This release will be supported by an injunction barring all entities who have held, hold or may hold claims, interests or Causes of Action against the Debtors, from pursuing, commencing or continuing in any manner any action or other proceeding against the Peabody Released Parties on account of or in connection with or with respect to any Causes of Action of the Debtors that are released by the Debtors pursuant to this settlement.

The Parties agree that this release provision is a material provision of the settlement and non-severable from the other provisions of the settlement.

Representation by UMWA
In connection with any UMWA release of claims, covenant not to sue or other representation or covenant on behalf of the UMWA Employees and UMWA Retirees, the UMWA will represent that it has power and authority to do each of these on behalf of itself and as the authorized representative of the UMWA Employees and the UMWA Retirees.

Release by UMWA, the UMWA Employees and the UMWA Retirees
In consideration of Peabody’s agreement to, among other things, make the contributions and provide the credit support reflected herein that (i) will collectively enable the Debtors to satisfy their obligations to the UMWA Employees and UMWA Retirees, strengthen the Debtors’ liquidity and permit the Debtors to obtain exit and other financing, and (ii) are integral to effectuation of the Debtors’ plan of reorganization on and as of the Effective Date, the UMWA, on behalf of itself, the UMWA Employees, by and through the UMWA as their authorized representative and the UMWA Retirees, by and through the UMWA as their authorized representative, shall release any Causes of Action that they might have against the Peabody Released Parties, including without limitation any Causes of Action under the Acknowledgment and Assent Agreement, ERISA or in any way relating to any benefit plan, collective bargaining agreement or retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) and the UMWA and the other plaintiffs in Lowe et al v. Peabody Holding Company, LLC, et al, Civil Action 2:12-cv-06925 (“Lowe”), shall request that the appeal of the dismissal of the Lowe case be held in abeyance pending the Effective Date, which appeal shall thereafter be promptly dismissed by all such plaintiffs with prejudice, and each party shall bear its costs and expenses in connection with Lowe.

This release will be supported by a covenant not to sue on, and an injunction against, the pursuit of any Causes of Action against the Peabody Released Parties, including without limitation any Causes of Action under the Acknowledgment and Assent Agreement, ERISA or in any way relating to any benefit plan, collective bargaining agreement or retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) by the UMWA, the UMWA Employees and the UMWA Retirees, and the UMWA, on behalf of itself and as the authorized representative of the UMWA Employees and the UMWA Retirees, will enter into a covenant not to sue and support the issuance of such injunction. The UMWA, on behalf of itself and as the authorized representative of the UMWA Employees and the UMWA Retirees, will cooperate and assist in additional filings or proceedings or other actions necessary to give effect to the release, covenant not to sue and injunction provisions contemplated by this settlement.

Notwithstanding anything to the contrary herein, the UMWA is not releasing any claims or causes of action arising as the result of (a) any direct employment relationship between Peabody Western Coal Company, Big Sky Coal Company, Seneca Coal Company, LLC, and Big Ridge, Inc. and individuals belonging to, or represented by, the UMWA; or (b) the pending dispute between United Mine Workers of America, District 12 and Peabody Holding Company, LLC and Black Beauty Coal Company (n/k/a Peabody Midwest Mining, LLC) relating to the Memorandum of Understanding Regarding Job Opportunities effective January 1, 2007 between the UMWA and Peabody Coal Company, LLC, n/k/a Heritage Coal Company LLC.

The Parties agree that this release provision is a material provision of the settlement and non-severable from the other provisions of the settlement.

Releases by Third Parties
In consideration of Peabody’s agreement to, among other things, make the contributions and provide the credit support reflected herein that (i) will collectively enable the Debtors to satisfy their obligations to the UMWA Employees and the UMWA Retirees, strengthen the Debtors’ liquidity and permit the Debtors to obtain exit and other financing, and (ii) are integral to effectuation of the Debtors’ plan of reorganization, the Debtors will include the Peabody Released Parties in any third-party release, exculpation and injunction provisions contained in the Debtors’ plan to the extent permitted by law.

The UMWA shall not object to any such releases.

The Parties agree that this release provision is a material provision of the settlement and non-severable from the other provisions of the settlement.

Releases by Peabody
On and as of the Effective Date, Peabody shall: (i) release the Debtors from any and all Causes of Action, including, but not limited to, any Indemnification Carve-Out Claims, any counterclaims or defenses asserted by PHC or Peabody in the adversary proceeding captioned Patriot Coal Corporation v. Peabody Holding Company, LLC, Adv. Pro. No. 13-04067-659 (Bankr. E.D. Mo. 2013), and any appeals related thereto; (ii) irrevocably withdraw any and all proofs of claim filed against the Debtors in the Chapter 11 Cases; provided, however, that such release or withdrawal will not, except as otherwise set forth in this Term Sheet, (a) release or waive any Causes of Action that Peabody may have against the Debtors under (1) any agreement with Peabody entered into after the commencement of the Chapter 11 Cases or (2) any agreement assumed prior to or as of the Effective Date, including any claims for indemnity accruing or arising on or after the Effective Date or (b) impact, impair or in any way limit any defenses that Peabody or PHC may have under the Spinoff Agreements; (iii) release any and all Causes of Action it or its officers or directors may have against the UMWA, its current and former officers or agents, including, but not limited to any Causes of Action relating to the UMWA corporate campaign, picketing, handbilling, bannering and other forms of organized activities directed against Peabody, its officers or directors; and (iv) waive and release any and all claims it may have for fees and/or costs incurred in connection with the Lowe case.

Notwithstanding anything to the contrary herein, Peabody is not releasing any claims, causes of action or defenses arising as the result of (a) any direct employment relationship between Peabody Western Coal Company, Big Sky Coal Company, Seneca Coal Company, LLC, and Big Ridge, Inc. and individuals belonging to, or represented by, the UMWA; or (b) the pending dispute between United Mine Workers of America, District 12 and Peabody Holding Company, LLC and Black Beauty Coal Company (n/k/a Peabody Midwest Mining, LLC) relating to the Memorandum of Understanding Regarding Job Opportunities effective January 1, 2007 between the UMWA and Peabody Coal Company, LLC, n/k/a Heritage Coal Company LLC.

The Parties agree that this release provision is a material provision of the settlement and non-severable from the other provisions of the settlement.

Conditions to Effectiveness
1. Negotiation, execution and delivery of mutually acceptable definitive agreements relating to the settlement described in this Term Sheet (the “Settlement Documents”), which Settlement Documents shall be governed by the laws of the State of New York;

2. The Creditors’ Committee shall have provided written confirmation to Peabody of its agreement to suspend all 2004 discovery and its support of the settlement reflected herein, and will not object to the incorporation of any provisions of this settlement, including the releases and injunctions contemplated by this settlement, into the Debtors’ plan of reorganization;

3. Any provision in the disclosure statement, plan of reorganization, solicitation procedures order, confirmation order and related notices (the “Plan Documents”) that relates to Peabody, this Term Sheet or the Settlement Documents shall be in form and substance reasonably acceptable to Peabody, and none of such provisions shall be changed in a manner adverse to Peabody without Peabody’s consent;

4. Necessary corporate and governmental approvals, if any, including any approvals by the Parties’ respective boards of directors;

5. The effective date of a plan of reorganization, consistent in form and substance with the terms of the Settlement Documents, shall have occurred;

6. At emergence from bankruptcy, Patriot will have $175 million cash (which shall include the $15 million dollar cash collateral posted by the Company in respect of federal black lung benefits even if not yet released by the Department of Labor) and a $125 million revolver facility undrawn as of closing, with at least $75 million of availability at closing; and

7. The Bankruptcy Court shall have issued an order, in form and substance reasonably acceptable to the Parties, that, among other things, approves the Settlement Documents (the “Approval Order”) and contains the releases, covenants not to sue and injunctions set forth herein, which order (i) shall not have been reversed or vacated, or amended or modified without the consent of the Parties, (ii) shall not be subject to a stay and (iii) shall not be subject to any appeal that, factoring in all applicable circumstances, including the probability of success, could, in the event it were to be successful, reasonably be expected to materially and adversely impact Peabody, the enforceability of the Settlement or any of its material terms, or the rights and benefits for which Peabody has bargained under the terms of the Settlement, as determined by Peabody on advice of counsel in its reasonable discretion.

Settlement Motion
Patriot shall file a motion to approve the Settlement Documents under sections 105, 363, 1113 and 1114 of the Bankruptcy Code and Rule 9019 of the Federal Rules of Bankruptcy Procedure with the Bankruptcy Court as promptly as practicable and request that such motion be heard as promptly as practicable.

Peabody and the UMWA will have a reasonable opportunity to review the Plan Documents and any motion to approve the Settlement Documents and the Approval Order prior to filing, and the motion to approve the Settlement Documents and the Approval Order will be in form and substance acceptable to Peabody and the UMWA.

It is anticipated that, in connection with the request for court approval of the Settlement Documents, the Debtors and the UMWA will obtain any court approval necessary to reflect the settlement described in this Term Sheet, including the exclusion of references to Peabody in the MOU and any related agreements between the Debtors and the UMWA, including the VEBA Funding Agreement.

Effective Date
The date that the Approval Order is entered by the Bankruptcy Court and all conditions to effectiveness have been satisfied; provided, however, that all terms in this Term Sheet shall be void ab initio if the Parties are unable to agree to definitive documentation with respect to the proposed settlement set forth herein or a plan of reorganization that is consistent with this Term Sheet, in either case, is not effective by March 31, 2014.

Plan Support
Peabody shall not object to the confirmation of any plan of reorganization proposed by the Debtors, provided that such plan is consistent with, and does not breach or alter the terms of, the Settlement Documents or the Approval Order and the plan contains as a condition to its effectiveness the entry of the Approval Order.

Fees and Expenses	The Parties shall each be responsible for their respective fees and expenses in connection with the settlement described in this Term Sheet.
No Admissions
Nothing in this Term Sheet, the Settlement Documents, the Plan Documents or the Approval Order shall be construed as an admission of liability or fault by the Parties, which liability and fault are expressly denied.

Cooperation
Patriot will comply with its litigation cooperation obligations under section 5.02 of the Separation Agreement, and Peabody will bear all reasonable out-of-pocket costs and expenses in connection therewith.

2004 Discovery and Other Litigation
Upon execution of this Term Sheet (and with the consent of the Creditors’ Committee, which shall be obtained by the Debtors), 2004 discovery will be suspended and, upon the Effective Date, all materials previously produced by Peabody, Duff & Phelps and Morgan Stanley will be returned, and none of the Debtors nor the UMWA, for itself or as the authorized representative of the UMWA Employees and the UMWA Retirees, will support any efforts by any other party to obtain 2004 discovery from any Peabody Released Party, including Morgan Stanley and Duff & Phelps, relating in any way to the Spinoff.

Upon execution of this Term Sheet, the Parties will seek to suspend the adversary proceeding captioned Patriot Coal Corp., et al. v. Peabody Holding Co., et al. (In re. Patriot Coal Corp., et al.), Adv. No. 13-04067 (Bankr. E.D. Mo.) and the related appeal captioned Patriot Coal Corp., et al. v. Peabody Holding Co., et al. (In re. Patriot Coal Corp., et al.), Case No. 13-3051 (8th Cir.), and within two days of the Effective Date, all documents to effectuate the dismissal with prejudice of the appeal of the dismissal of the Lowe Case shall have been filed with the appropriate court.

Upon execution of this Term Sheet, the statute of limitations on any of the Debtors’ Causes of Action against Peabody, the UMWA’s Causes of Action against Peabody or Peabody’s Causes of Action against the Debtors or the UMWA shall be tolled until the earlier of March 31, 2014, the Effective Date or the date that this Term Sheet otherwise terminates and notice shall have been given thereof; provided, however, that nothing in this paragraph shall operate to revive or extend the time for filing any Cause of Action that is now time barred or barred by any applicable statute or period of limitations, statute of repose, waiver, laches or other time-based limitation or defense as of the execution of this Term Sheet.

Notice of Settlement
Notice of the settlement contemplated by this term sheet will be provided to all UMWA Employees and the Debtors’ UMWA-represented retirees, including all individuals identified on Attachment A, and any surviving spouse of such retirees, and the UMWA will assist in providing such notice. Such notice will be reasonably acceptable to Peabody and the UMWA and, at a minimum, will disclose that, if the settlement contemplated by this term sheet is approved, any Causes of Action held by such parties against the Peabody Released Parties, will be released, and such parties will be enjoined from asserting any Causes of Action against the Peabody Released Parties, including without limitation any Causes of Action under the Acknowledgment and Assent Agreement, ERISA or in any way relating to any benefit plan, collective bargaining agreement or retiree benefits (as defined in section 1114(a) of the Bankruptcy Code).

Communications Regarding Settlement Post-Agreement in Principle and Prior to the Effective Date
Upon execution of this Term Sheet, the Parties will coordinate and have an opportunity to review each other’s disclosures and press releases regarding the settlement, which will be released on a coordinated basis. With respect to the initial disclosure of, and press releases relating to, the term sheet, such disclosure and releases will be coordinated to take place prior to or after the close of public markets.

Non-Disparagement (Patriot)
Upon execution of this Term Sheet, each of Patriot and Peabody agree that other than what is necessary and appropriate for inclusion in formal court submissions in conjunction with seeking court approval of the settlement, it will not make or cause or encourage others to make statements, written or oral, (i) concerning the settlement or any of the disputed claims resolved by the settlement except to say that the settlement is a (acceptable/good/satisfactory/sound/significant, or words of similar import) resolution for the estate of the matters encompassed by the settlement, or (ii) defaming, disparaging or criticizing the reputation, practices or conduct of the other party or its present or former directors, officers, employees or agents in relation to the Spinoff, the Chapter 11 Cases or any matter, transaction or activity related thereto.

Each of Patriot and Peabody further agree that it will not materially encourage or materially assist any other person or entity, including but not limited to the United Mine Workers of America 1974 Pension Trust, United Mine Workers of America Combined Fund, the United Mine Workers of America 1992 Benefit Plan and the United Mine Workers of America 1993 Benefit Plan, in developing, commencing, maintaining or prosecuting any claims or causes of action against the other party or such other party’s present or former directors, officers, employees or agents relating in any way to the Spinoff, the Chapter 11 Cases or any matter, transaction or activity related thereto.

Each of Patriot and Peabody agree that the foregoing paragraphs do not apply to circumstances in which either party is compelled to provide information in response to legal process that it has not solicited, in the form of regulatory request or demand, deposition, subpoena or similar process, provided such party shall provide the other party with prompt written notice of any such event so that the other party shall have the opportunity to oppose or otherwise contest any such process.

These non-disparagement provisions are material provisions of the settlement, the breach of which would be material and would cause irreparable harm to the non-breaching party.

Non-Disparagement (UMWA)
Upon execution of this Term Sheet, the UMWA and its officers, employees and agents agree to cease the corporate campaign, including strikes, picketing, handbilling, bannering and other forms of organized activities, directed against Peabody and its officers and directors, and the UMWA and Peabody agree not to disparage, defame or criticize the reputation, practices or conduct of the other party and the other party’s present or former directors, officers, employees or agents in relation to the Spinoff, the Chapter 11 Cases or any matter related thereto, including the allegations asserted in the Lowe case; notwithstanding the foregoing, the UMWA and its officers and Peabody and its officers, as applicable, may make representations that are necessary and appropriate for inclusion in any formal court submissions in conjunction with seeking court approval of the settlement, or to terminate other litigation, or to engage in reporting of this settlement to its membership or to governmental bodies in pursuit of further remedies for affected retirees so long as such representations are limited to the terms of the settlement and otherwise comport with the requirements of this non-disparagement provision.

The UMWA and its officers and Peabody and its officers will not make or cause or encourage others to make statements, written or oral, concerning the settlement or any of the disputed claims resolved by the settlement except to accurately state the VEBA contribution schedule provided herein and number of dollars to be contributed to the VEBA in accordance with such schedule and to state that the settlement proceeds will be utilized for the sole purpose of delivering healthcare to the VEBA participants and to state that the settlement is a (acceptable/good/satisfactory/sound/significant, or words of similar import) resolution of the matters encompassed by the settlement. Each of the UMWA and its officers and Peabody and its officers further agree that they will not encourage or assist any other person or entity, including but not limited to the United Mine Workers of America 1974 Pension Trust, United Mine Workers of America Combined Fund, the United Mine Workers of America 1992 Benefit Plan and the United Mine Workers of America 1993 Benefit Plan, in developing, commencing, maintaining or prosecuting any claims or causes of action against the other party or such other party’s present or former directors, officers, employees or agents relating in any way to the Spinoff, the Chapter 11 Cases or any matter, transaction or activity related thereto, including any Causes of Action released pursuant to this term sheet; provided, however, that the UMWA may assist UMWA Retirees in obtaining any benefits payable by Peabody under the Coal Industry Retiree Health Benefits Act of 1992, 26 U.S.C. §§ 9701-9722.

The foregoing paragraph does not apply to circumstances in which the UMWA or Peabody is required or compelled to provide information in response to legal process that it has not solicited, law or regulation, whether in the form of regulatory requirement, request or demand, deposition, subpoena or similar process, provided the UMWA or Peabody, as applicable, shall provide the other party with prompt written notice of any such event so that such party shall have the opportunity to oppose or otherwise contest any such process, except where such disclosure relates to Peabody securities.

It is understood that the UMWA expects to support current or future legislative or rule-making activity to address matters involving pension and healthcare funding and benefit issues that may include matters resulting from the Patriot bankruptcy. UMWA advocacy and other statements in such efforts may refer to the Patriot bankruptcy and the impact upon the funding of benefits and the benefits paid to beneficiaries and may refer to the Patriot bankruptcy and matters relating to the reduction of health care liabilities in connection therewith, but shall otherwise comport with the requirements of this non-disparagement provision. From and after the date of execution of this Term Sheet, Peabody and the UMWA agree to (a) discuss areas of potential cooperation on legislation regarding healthcare benefits for Patriot retirees, and (b) support legislation on which they mutually agree.

These non-disparagement provisions are material provisions of the settlement, the breach of which would be material and would cause irreparable harm to the non-breaching party.

IN WITNESS WHEREOF, each of the Parties has caused this Term Sheet to be executed and delivered as of the last date set forth below.

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Patriot Coal Corporation, on behalf of itself
and its wholly-owned subsidiaries and affiliates

By: /s/ Joseph W. Bean
Name: Joseph W. Bean
Title: Senior Vice President - Law & Administration
Date: October 4, 2013

Peabody Energy Corporation, on behalf of itself
and its subsidiaries and affiliates
By: /s/ Alexander C. Schoch
Name: Alexander C. Schoch
Title: Executive Vice President, Chief Legal Officer & Secretary
Date: October 4, 2013

United Mine Workers of America, on behalf of itself
By: /s/ Grant Crandall
Name: Grant Crandall
Title: General Counsel
Date: October 4, 2013

The UMWA Employees, by and through the United Mine Workers of America as their authorized representative
By: /s/ Grant Crandall
Name: Grant Crandall
Title: General Counsel
Date: October 4, 2013

The UMWA Retirees, by and through the United Mine Workers of America as their authorized representative to the full extent permitted by section 1114 of the Bankruptcy Code

By: /s/ Grant Crandall
Name: Grant Crandall
Title: General Counsel
Date: October 4, 2013